Oxford City Football Club (Trading) Limited

Interim Profit and Loss Account for the Nine Months Ended 28 February 2013

(Unaudited)

£ (000’s)
Turnover	348
Cost of sales	(70)
Gross profit	278
Administrative expenses	(315)
Other operating income	—
Operating (loss)/profit	(37)
Other interest receivable and similar income	—
Interest payable and similar charges	(10)
(Loss)/profit on ordinary activities before taxation	(47)
(Loss)/profit for the financial year	(47)

The notes form an integral part of these financial statements.

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 Oxford City Football Club (Trading) Limited

(Registration number: 03127905)

Interim Balance Sheet at 28 February 2013

(Unaudited)

£ (000’s)
Fixed assets
Tangible fixed assets	—
Current assets
Stocks	4
Debtors	507
Cash at bank and in hand	4
515
Creditors: Amounts falling due within one year	(130)
Net current liabilities	385
Total assets less current liabilities	385
Creditors: Amounts falling due after more than one year	(729)
Net liabilities	(344)
Capital and reserves
Called up share capital	—
Profit and loss account	(344)
Shareholders' deficit	(344)

The notes form an integral part of these financial statements.

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Oxford City Football Club (Trading) Limited

Notes to the Interim Financial Statements for the

Nine Months Ended 28 February 2013

(Unaudited)

1 Accounting policies

Basis of preparation

The financial statements have been prepared under the historical cost convention and in accordance with the Financial Reporting Standard for Smaller Entities (effective April 2008).

Going concern

The company made a net loss of £47 during the nine months ended 28 February 2013 and, as of that date, the company's current liabilities exceeded its total assets by £385 and it had net current liabilities of £130.

The company is dependent upon the continued support of its creditors. On the basis that this support will continue the accounts have been drawn up on a going concern basis.

Turnover

Turnover represents amounts chargeable, net of value added tax, in respect of the sale of goods and services to customers.

Depreciation

Depreciation is provided on tangible fixed assets so as to write off the cost or valuation, less any estimated residual value, over their useful economic life as follows:

Asset class Depreciation method and rate

Fixtures and fittings 20% straight line

Stock

Stock is valued at the lower of cost and net realisable value, after due regard for obsolete and slow-moving stocks. Net realisable value is based on selling price less anticipated costs to completion and selling costs.

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